Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement ("Employment Agreement") is entered into as of February 23, 2021, by and between Quotient Limited ("Employer") and Manuel O. Méndez ("Executive") (collectively, the "Parties").

A.

Employer desires assurance of the association and services of Executive in order to retain Executive's experience, abilities, and knowledge, and is therefore willing to engage Executive's services on the terms and conditions set forth below.

B.	Executive desires to be employed by Employer and is willing to do so on the terms and conditions set forth below.

It is expressly agreed between the Parties that this Employment Agreement shall be subject to the competent authorities issuing the work and residence permits required for the Executive under Swiss law.

In consideration of the above recitals and of the mutual promises and conditions in this Employment Agreement, the Parties agree:

1.	Duties and Authority; Obligations
1.1

Duties.  Employer employs Executive as its Chief Executive Officer and Executive accepts such employment.  Executive will perform all of the employment duties, responsibilities and job functions consistent with such a management position and such other duties and responsibilities consistent with the role of a Chief Executive Officer of a publicly-traded multi-national corporation as deemed necessary or appropriate by the Board of Directors of the Employer (the "Board") (collectively, the "Employment Duties").  Executive will exercise the authority consistent with those duties and responsibilities.  Such Employment Duties may require the performance of work beyond customary office hours and involve varying work period hours and working conditions.

1.2	Obligations. Executive shall at all times during the Employment Term:
1.2.1	devote the whole of his working time, attention, skill, best efforts and ingenuity to the Employment Duties;
1.2.2	comply fully with, implement and enforce all Employer rules, regulations, policies and procedures from time to time in force;
1.2.3	perform the Employment Duties faithfully and diligently;
1.2.4	follow all lawful and reasonable directions of the Board in the performance of the Employment Duties;
1.2.5	use best efforts to promote the interests of Employer and not do or willingly permit to be done anything that is harmful to those interests; and

EXECUTION VERSION

1.2.6	keep the Board fully informed (in writing if so requested) of the conduct of its business and affairs and provide such explanations as the Board may require.
2.	Executive's Compensation, Perquisites and Benefits
2.1

Compensation.  During the Employment Term, Employer agrees to pay Executive a base salary at the rate of seven hundred and fifty thousand Swiss Francs (CHF 750,000) per annum (the "Base Compensation").  The Base Compensation will be paid in thirteen equal installments per annum, and in accordance with Employer's standard payroll practices. Employer will withhold from the Base Compensation all payroll taxes and other deductions required by applicable law (including, but not limited to, with respect to social security) or authorized by Executive.  The Base Compensation will be reviewed on the twelve-month anniversary of the Commencement Date (as defined below) and thereafter on an annual basis and may be increased as determined by the Board in its sole discretion. As part of such determination, the Board may take into account the average annual inflation rate in Switzerland. The undertaking to review Executive's Base Compensation shall not create any entitlement to an increase in base salary. Executive will not be eligible for overtime pay for work performed outside Employer's regular business hours.

2.2

Benefits.  During the Employment Term, Executive shall be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of Employer located in Switzerland, generally on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs (the "Employee Benefits").  Employer will supply a credit card to Executive to be used solely for expenses incurred in carrying out the Employment Duties.  The card must be returned by Executive to Employer immediately upon request by Employer.  Employee Benefits for Executive will be provided at Employer's expense except for any applicable premium contributions, co‑pay obligations and taxes on reportable income applicable to Executive's participation.  Employer may adopt, amend, change, substitute, replace, suspend or terminate any of the Employee Benefits during the Employment Term in its sole discretion.

2.3

Specific Benefits.  Without limiting the generality of Section 2.2, Employer shall make available to Executive twenty-five (25) vacation days per calendar year, and the standard legal holidays for the Executive's base employment location specified in Section 3 (Place and Hours of Employment).  Prior to use of a vacation day, Executive shall receive the prior approval of the Chairman of the Board (the "Chairman") or his or her designee following approval of the Board.

2.4	Perquisites. During the Employment Term, Employer will provide to Executive the following perquisites:
2.4.1

During the period between the Commencement Date and the earlier of (i) the nine-month anniversary of the Commencement Date, and (ii) the date Executive owns a residence in Switzerland, Employer shall lease temporary housing for Executive with a rent not to exceed CHF 5,500 per month;

EXECUTION VERSION

2.4.2

During the period Executive's children are enrolled in high school, whether via in-person or remote instruction, Employer shall reimburse Executive for tuition fees incurred by Executive with respect to such enrollment;

2.4.3	An Employer provided cell phone, laptop computer, and tablet device;
2.4.4	A net after-tax yearly car allowance of CHF 25,000 per annum;
2.4.5

Should Executive, prior to relocating to Switzerland, incur a loss on the sale of Executive's vehicle owned in the U.S. by reason of selling such vehicle for less than fair market value (based on published local data), Employer shall reimburse Executive for such loss with a net after-tax payment for any such loss;

2.4.6

Employer shall reimburse Executive for the following expenses reasonably incurred by Executive in connection with Executive's relocation to Switzerland: expenses for transporting Executive's personal items and household goods to Switzerland, costs relating to locating an initial residence in Switzerland, and costs of business-class airfare for one-way flights to Switzerland for Executive and Executive's household family members;

2.4.7	Employer shall reimburse Executive for rental costs incurred by Executive with respect to Executive's New York, New York apartment lease, not to exceed four months of rent in the aggregate;
2.4.8

Employer shall cover costs associated with a home-finding trip to Switzerland for Executive and Executive's household family members, including reasonable costs for business-class round-trip airfare to Switzerland and accommodations during such trip;

2.4.9

For each calendar year during which Executive is employed by Employer for any part thereof, Employer shall directly pay to PwC all reasonable costs incurred in connection with the preparation of annual U.S. and Swiss federal and local tax returns for Executive;

2.4.10	Employer shall pay for one hundred percent (100%) of Executive's annual social security insurance obligations under Swiss law;
2.4.11

During the period between the Commencement Date and the earlier of (i) July 1, 2021, and (ii) the date Executive's household family members relocate to Switzerland, Employer shall, up to one time per month, cover costs for business-class roundtrip airfare associated with Executive visiting his household family members in the U.S or Executive's household family members visiting Executive in Switzerland; and

2.4.12	Employer shall reimburse Executive for all legal fees incurred by Executive for the review and negotiation of this Employment Agreement, up to a maximum of $10,000 U.S. Dollars net after taxes.

EXECUTION VERSION

Notwithstanding the foregoing, any obligation of Employer to reimburse Executive under this Section 2.4 shall in all events be subject to Executive's provision of documentation to Employer and substantiation of such applicable fees, costs, losses and expenses.

2.5

Equity Grants/Bonus Schemes.  In the Board's sole discretion, Executive will be eligible to participate in Employer's ex gratia Bonus Schemes, in accordance with the terms of any ex gratia bonus plan documents, award agreements, and any notices provided by Employer to Executive, including such terms as set forth on the attached Schedule 1. The assessment of the eligibility criteria as well as any actual payment under such ex gratia Bonus Schemes will be decided by the Employer in its absolute discretion. Any payment made in a given year shall not create any entitlement to any future payment under the Employer's ex gratia Bonus Schemes. In addition, Executive shall be eligible to receive such other compensation and equity grants after commencing employment with the Employer as set forth on the attached Schedule 1.

3.	Place and Hours of Employment

Executive's employment location during the Employment Term will be Eysins, Switzerland; provided, however, that Employer's business needs may from time to time require Executive to travel and to be at other locations as necessary or required to fulfill Executive's responsibilities. Executive shall be permitted to work one day per week from his home near Eysins, Switzerland or any other location in Switzerland without prior approval from the Board. Notwithstanding the prior sentence, subject to compliance with any mandate or order of a governmental authority issued, adopted or in force (or announced to be issued, adopted or in force) regarding COVID-19, including, without limitation, any “shelter in place,” “stay home” or other restrictions on the freedom of activities of individuals, and provided that it does not result in any disruption in business operations or business continuity, during the period between the Commencement Date and the earlier of (i) July 1, 2021, and (ii) the date Executive's household family members relocate to Switzerland, Executive shall be permitted to work one week per month in the U.S. Executive shall work during Employer's regular business hours and any additional hours necessary to fulfill the Employment Duties.

4.	Employment term

The term of Executive’s employment shall commence on April 1, 2021 (the "Commencement Date") and shall continue until the four-year anniversary of the Commencement Date, unless earlier terminated by Employer or Executive in accordance with Section 9 below (such term, the "Employment Term"). For the avoidance of doubt, there is no probationary period with respect to the term of Executive's employment. On and after the Commencement Date, Executive agrees to participate in investor communications as reasonably requested by the Employer.

The Executive's employment under this Employment Agreement will terminate automatically and without notice at the end of the month on which the Executive reaches the ordinary retirement age under Swiss law.

EXECUTION VERSION

5.	Other Expenses

Employer will reimburse Executive promptly for reasonable, necessary, customary and usual business expenses, including travel, entertainment, parking, business meetings and professional dues incurred during the Employment Term and substantiated in accordance with the policies and procedures established from time to time by Employer.

6.	Executive's Outside Business Activities

Executive is expected to devote one hundred percent (100%) of Executive's working time and Executive's full attention to the business interests of Employer; provided, however, that, after obtaining prior written approval of the Board, Executive may devote reasonable time and effort to community and charitable activities and organizations, so long as they do not interfere with performance of the Employment Duties. The Parties acknowledge and agree that Executive shall be permitted to devote reasonable time in connection with completing the book Executive is currently authoring. Any request for Executive to serve on the board of directors of any for profit corporation must be approved in writing in advance by the Board.

Executive represents to Employer that Executive has no outstanding commitments inconsistent with or in conflict with or that may interfere with any of the terms of this Employment Agreement or the services to be rendered under it.

7.	Employer Inventions
7.1

Definition of Employer Inventions.  "Employer Inventions" means all ideas, methodologies, inventions, discoveries, developments, designs, improvements, formulas, programs, processes, techniques, know-how, research and data (whether or not patentable or registerable under patent, copyright a similar statute and including all rights to obtain, register, perfect and enforce those rights), that Executive learns of, conceives, develops or creates alone or with others during Executive's association with or employment by Employer (whether or not conceived, developed or created on behalf of Employer during regular working hours).  "Employer Inventions" also includes anything that may be conceived, developed, or created, by Executive, either alone or with others, during Executive's association with or employment by Employer (whether or not conceived developed, or created during regular working hours), and with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or that relate at the time of conception or reduction to practice of the invention to the business of Employer or to Employer's actual or demonstrable anticipated research and development, or that result from any work performed by Executive for Employer. Notwithstanding the above, the parties agree that the contents of the book Executive is currently authoring are specifically excluded from Employer Inventions.

7.2

Disclosure of Employer Inventions.  Whether upon Employer's request or voluntarily, Executive will promptly disclose to Employer or its designee during Executive's employment with Employer all Employer Inventions that Executive has created, contributed to or knows about, regardless of the nature of that knowledge, and regardless

EXECUTION VERSION

of whether such Employer Invention, or any aspect of such Employer Invention, has been described, committed to writing, or reduced to practice, in whole or part by any other person.  At all other times, Executive will treat every Employer Invention as Confidential Information (as defined in and in accordance with Section 13).

7.3

Assignment and Disclosure of Inventions.  Executive hereby assigns to Employer all right, title and interest to all Employer Inventions, which will be the sole and exclusive property of Employer, whether or not subject to patent, copyright, trademark or trade secret protection.  Executive also acknowledges that, excluding the book that Executive is currently authoring, all original works of authorship that are made by Executive (solely or jointly with others), within the scope of Executive's employment with Employer, and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.  To the extent that any such works, by operation of law, cannot be "works made for hire," Executive hereby assigns to Employer all right, title, and interest in and to such works and to any related copyrights.  The consideration for such assignment and the assistance provided in this Section 7.3 is the normal compensation due Executive by virtue of service to Employer.

7.4

Additional Instruments.  Executive will promptly execute, acknowledge and deliver to Employer all additional instruments or documents that Employer determines at any time to be necessary to carry out the intentions of this Section 7.  Furthermore, whether during or after Executive's employment with Employer, Executive will promptly perform any acts deemed necessary or desirable by Employer, at Employer's expense, to assist it in obtaining, maintaining, defending and enforcing any rights and/or assignment of an Employer Invention.  Executive hereby irrevocably designates and appoints Employer and its duly authorized officers and agents, as Executive's agent and attorney-in-fact to act for, on behalf of and instead of Executive, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in furtherance of the purposes set forth above in this Section 7.4, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Employer Inventions and improvements thereto with the same legal force and effect as if executed by Executive.

7.5	Pre‑existing Inventions. Executive will retain all right, title and interest in and to inventions that Executive created and owned prior to service to Employer as listed in the attached Schedule 2.
8.	Indemnification of Executive

Employer will, to the maximum extent permitted by Employer's bylaws and applicable law, indemnify and hold Executive harmless for any acts or decisions made in good faith while performing services for Employer; provided, however, that acts determined by the trier of facts to be acts of gross negligence or willful misconduct will not be deemed to be in good faith.  To the same extent, Employer will pay, and subject to any legal limitations (including the obligation to repay such advances), advance all expenses, including reasonable attorney fees and costs of court-approved settlements, actually and necessarily

EXECUTION VERSION

incurred by Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Executive by reason of Executive's service to Employer while acting in good faith.

9.	Termination of Agreement/Employment
9.1

Termination by Employer Without Cause or by Executive for Good Reason.  Employer may terminate this Employment Agreement and Executive's employment without Cause upon six (6) months' advance written notice provided to Executive. Upon such a termination of this Employment Agreement, Executive's employment and the Employment Term will expire on the final day of the month in which the notice period expires. Employer's total liability to Executive under this Section 9.1 and/or Section 9.5 will be limited to: (i) the payment of Executive's Base Compensation and provision of Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) through and including the day of termination, (ii) the continued payment of Executive's Base Compensation for the twelve-month period following the date of such termination, (iii) the lump sum payment of a pro-rata portion of the Discretionary Bonus for the year of termination, based on the achievement of performance goals for the applicable performance period, (iv) all of the equity awards held by Executive as of the date of such termination shall vest and, as applicable, become exercisable, in accordance with their terms, and (v) Employer shall honor the obligations set forth in Section 2.4.9 of this Employment Agreement and shall reimburse Executive in accordance with Section 5 of this Employment Agreement for any and all reasonable business expenses incurred by Executive that remain outstanding as of the date of Executive's termination. In addition, in connection with a termination of employment under Section 9.1 or 9.5, Employer  shall  promptly, upon a reasonable written estimate of costs provided by Executive, pay to Executive  amounts for  the  following  costs to be incurred by Executive within the nine-month period following such termination in connection with Executive's repatriation to the city of his choice in the United States of America (USA) following such termination: (i) expenses for transporting Executive's personal items and household goods and one vehicle to the city of his choice in the USA, (ii) costs relating to one house-hunting trip for locating an initial residence in the USA, (iii) costs associated with the sale of Executive’s residence in Switzerland, or if Executive does not own a residence, then for any costs associated with breaking his lease in Switzerland, and (iv) costs of business-class airfare for one-way flights from Switzerland to the city of Executive's choice in the USA for Executive and Executive's household family members to repatriate to the USA.

9.2

Termination by Employer for Cause.  Employer may terminate this Employment Agreement and Executive's employment for "Cause" at any time in accordance with the provisions of this Section 9.2.  Cause is defined for purposes of this Section 9.2 as: (a) gross negligence or willful misconduct by Executive in the performance of the Employment Duties; (b) insubordination by Executive to Employer or a willful refusal by Executive to perform the Employment Duties; (c) commission by Executive of a felony, act of moral turpitude or other act, which prevents Executive from effectively performing the Employment Duties or is likely to affect the interests of Employer; (d) breach of any of the provisions of this Employment Agreement including, without limitation, Section 13 or 14; (e) any unexcused absence by Executive from the Employment Duties for a period of five

EXECUTION VERSION

(5) consecutive days; (f) Executive's inability to enter into this Employment Agreement or perform the Employment Duties as provided in Section 1 herein; or (g) any act of dishonesty by Executive relating to Employer, its employees or otherwise, including, without limitation, fraud, embezzlement or misappropriation relating to significant amounts. For purposes of this Agreement, “Cause” shall not exist unless Employer has first: (i) advised Executive in writing of the specific alleged conduct or allegations constituting “Cause”, (ii) provided Executive with an opportunity to explain such conduct or allegations before a meeting of the entire Board of Directors, and (iii) with respect to any conduct or allegations of "Cause" capable of being cured, provided Executive with thirty (30) days after receiving written notice thereof to cure such alleged Cause. Employer's total liability to Executive under this Section 9.2 will be limited to the payment of Executive's Base Salary and provision of Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) through and including the effective date of termination.

9.3

Termination Because of Disability of Executive.  Employer may terminate this Employment Agreement and Executive's employment on three (3) month's prior written notice if Executive is and has been unable, even with reasonable accommodation, to perform Executive's duties under this Employment Agreement in Executive's normal and regular manner during a period or periods aggregating at least twenty-six (26) weeks for any period of twelve (12) months due to physical or mental disability or injury.  Employer's total liability to Executive under this Section 9.3 will be limited to the payment of Executive's Base Compensation and provision of Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) through and including the day of termination as a result of disability.

9.4

Termination on Death of Executive.  If Executive dies during the term of this Employment Agreement, this Employment Agreement will be terminated on the day of Executive's death.  Employer's total liability to Executive under this Section 9.4 will be (subject to applicable law) limited to the payment of Executive's Base Compensation and provision of Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) through and including the day of Executive's death.

9.5

Termination by Executive for Good Reason.  Executive’s employment may be terminated during the Employment Term by the Executive for Good Reason in accordance with the provisions of this Section 9.5. For purposes of this Agreement, “Good Reason” means:

9.5.1	A reduction in Executive’s Base Compensation;
9.5.2

A material diminution by Employer in Executive’s title, reporting relationship authority, duties or responsibilities, including, without limitation, ceasing to be a chief executive officer who reports directly to the board of directors of a public company;

9.5.3	A change of 35 miles or more from Eysins, Switzerland of the geographic location of Employer's headquarters;

EXECUTION VERSION

9.5.4	Any other action or inaction that constitutes a material breach by the Employer of this Agreement or any other agreement through which Executive provides services to Employer;

provided, however, that Good Reason shall not exist unless (i) Executive has given written notice to the Employer within ninety (90) days of the initial existence of the Good Reason event or condition(s), which notice specifies the specific provision under this Section 9.5 relied upon as the basis for such Good Reason event or condition and which sets forth in reasonable detail the facts and circumstances claimed regarding such event or condition, and (ii) the Employer has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period. Executive’s termination of employment for Good Reason shall be effective as of the expiration of such cure period, or earlier upon Employer's waiver of such cure period.

10.	Resignation of Office

At any time after notice is given by Employer or Executive to terminate Executive's employment with Employer, Executive shall, at the request of the Board, resign from all offices Executive may hold as a director or officer of Employer and from all other appointments or offices that Executive holds as nominee or representative of Employer.

11.	Agreement Survives Merger or Dissolution

This Employment Agreement will survive any merger of Employer with any other entity, regardless of whether Employer is the surviving or resulting corporation, and any transfer of all or substantially all of Employer's assets to any other entity and to any such successor entity's subsequent successors or assigns.  In the event of any such merger or transfer of assets, the provisions of this Employment Agreement will be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets will be transferred.

The Parties agree that on the Commencement Date Employer and Executive shall enter into a change of control agreement substantially in the form of the change of control agreement entered into by Employer and Franz Walt dated November 20, 2020.

12.	Assignment

This Employment Agreement may not be assigned by Executive.  Employer may assign this Employment Agreement without the consent of Executive to any successor entity of Employer in accordance with Section 11 above.

13.	Confidential Information
13.1

Definition of Confidential Information.  "Confidential Information" means all nonpublic or proprietary information relating to Employer's business or that of any Employer vendor or customer.  Examples of Confidential Information include, but are not limited to, software (in source or object code form), databases, algorithms, processes,

EXECUTION VERSION

designs, prototypes, methodologies, reports, specifications, information regarding Employer Inventions, as defined in Section 7.1, products sold, distributed or being developed by Employer, and any other non‑public information regarding Employer's current and developing technology; information regarding vendors and customers, prospective vendors and customers, clients, business contacts, employees and consultants, prospective and executed contracts and subcontracts, marketing and sales plans, strategies or any other plans and proposals used by Employer in the course of its business; and any non‑public or proprietary information regarding Employer or Employer's present or future business plans, financial information, or any intellectual property, whether any of the foregoing is embodied in hard copy, computer-readable form, electronic or optical form, or otherwise. Information that is available in the public domain through no fault of Executive shall not be considered Confidential Information.

13.2

Executive's Use of Confidential Information.  From the Commencement Date and at all times thereafter, Executive will maintain the confidentiality of the Confidential Information.  Executive will not, without Employer's prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of Executive's work on Employer's behalf; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than Employer unless such person or entity is authorized by Employer to have access to the Confidential Information in question.  These restrictions do not apply if the Confidential Information has been made generally available to the public by Employer or becomes generally available to the public through some other normal course of events.  All Confidential Information prepared by or provided to Executive is and will remain Employer's property or the property of Employer customer to which they belong.

13.3

Return of Material.  Upon request of Employer or the Board or upon termination (whether voluntary or involuntary), Executive will immediately turn over to Employer all Confidential Information, including all copies, and other property belonging to Employer or any of its customers, including documents, disks, or other computer media in Executive's possession or under Executive's control.  Executive will also return any materials that contain or are derived from Confidential Information, or are connected with or relate to Executive's services to Employer or any of its customers. Executive is permitted to retain information related to his employment agreement, change of control agreement and equity awards, his employee benefits and compensation and his performance.

14.	Noncompetition and Nonsolicitation Covenants
14.1

Agreement Not to Compete.  During the period between the Commencement Date and one (1) year from and after the termination of Executive's employment with Employer for any reason, Executive will not, anywhere in the world, engage or participate, either individually or as an employee, consultant or principal, member, partner, agent, trustee, officer, manager, director, investor or shareholder of a corporation, partnership, limited liability company, or other business entity, in any activity that competes with products or services related to transfusion diagnostics provided by Employer or any subsidiary or affiliated company during the one (1) year period prior to the date of the termination of employment. Nothing in this Section 14.1 will be deemed to preclude Executive from

EXECUTION VERSION

holding less than 1% of the outstanding capital stock of any corporation whose shares are publicly traded.
14.2

Agreement Not to Solicit Executives.  During the period between the Commencement Date and two (2) years from and after the termination of Executive's employment with Employer for any reason, Executive will not, directly or indirectly, alone or on behalf of any person or business entity, hire or aid, encourage, advise, solicit, induce or attempt to induce any employee of Employer, or any subsidiary or affiliated companies, to leave his or her employment with Employer.

14.3

Agreement Not to Solicit Customers and Suppliers.  During the period between the Commencement Date and two (2) years from and after the termination of Executive's employment with Employer for any reason, Executive will not, directly or indirectly, alone or on behalf of any person or business entity, cause or attempt to cause any customer, prospective customer, vendor, supplier, or other business contact of Employer, or any subsidiary or affiliated companies to terminate, limit, or in any manner adversely modify or fail to enter into any actual or potential business relationship with Employer, or any subsidiary or affiliated companies.

14.4

Blue Pencil Doctrine.  If the duration of, the scope of, or any business activity covered by any provision of this Section 14 is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable, and Employer and Executive consent to the judicial modification of the scope and duration of the restrictions in this Section 14 in any proceeding brought to enforce such restrictions so as to make them valid, reasonable and enforceable.  Executive hereby acknowledges that this Section 14 will be given the construction, which renders its provisions valid and enforceable to the maximum extent not exceeding its express terms, possible under applicable law.

15.	Survival

The parties agree that Executive's obligations under Sections 7 (Employer Inventions), 9.1 (Termination by Employer without Cause or by Executive for Good Reason),13 (Confidential Information), and 14 (Noncompetition and Nonsolicitation Covenants) of this Employment Agreement will survive the termination of this Employment Agreement and termination of Executive's employment with Employer, regardless of when such termination may occur and regardless of the reasons for such termination.

16.	Effect of Employer's Personnel Policies, Rules, and Practices

Executive is entitled to the benefit of, and is obligated to perform, all of Executive's responsibilities under Employer's personnel policies, rules, and practices in effect from time to time for all of its employees during the Employment Term. In the event of any conflict between Employer’s personnel policies, rules and/or practices, and this Employment Agreement, the provisions of this Employment Agreement shall be controlling.

EXECUTION VERSION

17.	Injunctive Remedies

The Parties agree that damages in the event of breach by Executive of Sections 7 (Employer Inventions), 13 (Confidential Information), or 14 (Noncompetition and Nonsolicitation Covenants) of this Employment Agreement would be difficult, if not impossible, to ascertain, and it is agreed that Employer, in addition to and without limiting any other remedy or right it may have, will have the right to seek an immediate injunction or other equitable relief in any court of competent jurisdiction enjoining any threatened or actual breach without the requirement to post a bond.  The existence of this right will not preclude Employer from pursuing any other rights and remedies at law or in equity that Employer may have, including recovery of damages.

18.	Integration

This Employment Agreement contains the entire agreement between the Parties pertaining to the subject matter addressed in this Employment Agreement.  No oral modifications, express or implied, may alter or vary the terms of this Employment Agreement.

19.	Amendment/Novation

No modifications, amendments, deletions, additions, or novations to or of this Employment Agreement will be effective unless they are completely and unambiguously contained in a writing signed by Executive and by the Chairman or his or her designee following approval of the Board.

20.	Choice of Law; Venue

This Employment Agreement and any dispute arising from the relationship between the Parties will be governed by and construed under and according to the laws of Switzerland without regard to its conflict of laws provisions.  Any dispute arising out of or in relation to this Employment Agreement shall be subject to the exclusive jurisdiction of the Swiss Courts of Vaud.

21.	Notices

Any notice to Employer required or permitted under this Employment Agreement will be given in writing to Employer, either by personal service, email, facsimile, or by registered or certified mail, postage prepaid.  Any notice to Executive will be given in a like manner and, if mailed, will be addressed to Executive at Executive's home address then shown in Employer's files as well as to his personal and work email addresses then shown in Employer’s files.  For the purpose of determining compliance with any time limit in this Employment Agreement, a notice will be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, (b) on the same business day given by facsimile, e‑mail, or other electronic transmission, or (c) on the second (2nd) business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this Section.  As of the date this Employment Agreement is executed, notice is to be given at the following addresses:

EXECUTION VERSION

To Employer:

Quotient Limited
PO Box 1075, Elizabeth House
9 Castle Street
St Helier
Jersey JE4 2QP
Channel Islands
Attn: Heino Von Prondzynski
E‑mail: hvp-office@prondzynski.ch

To Executive:

Manuel O. Méndez

E-mail: Mendemo@gmail.com

Copy to:

Quotient Limited
B1, Business Park Terre Bonne
Route de Crassier 13
1262 Eysins
Switzerland
Attn: Viviane Montarnal

E‑mail: Viviane.montarnal@quotientbd.com

22.	Withholding

Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

23.	sOCIAL SECURITY contributions

The Executive and the Employer shall each pay half of the contributions which are owed as a matter of law for AVS (Old Age and Survivors' Insurance), AI (Invalidity Insurance), APG (Loss of Earnings Insurance), AC (Unemployment Insurance). The Executive's part of the contributions shall be deducted by the Employer from his Base Compensation and any other appropriate cash payment.

24.	PENSION PLAN

The Executive shall be eligible to participate in the Employer's pension plan as of his first day of work. The contributions and the benefits are determined by the rules and regulations of the pension plan, as amended from time to time. The Executive's contributions are deducted by the Employer from his Base Compensation and any other appropriate cash payment.

EXECUTION VERSION

25.	ILLNESS

In case of the Executive’s inability to perform his duties under this Employment Agreement due to illness, the Executive shall receive his salary according to the terms and conditions of the insurance for loss of earnings due to illness. The Employer shall deduct the Executive's contributions – if any – from his Base Compensation. If there is no insurance for loss of earnings due to illness, the Employer’s obligation to continue to pay the Executive’s salary shall be determined by Art. 324a of the Swiss Code of Obligations.

26.	ACCident

Executive is insured against occupational as well as non-occupational accidents. The contributions for the non-occupational accident insurance shall be paid by the Employer.

27.	Data Protection

As Executive's employer, Employer needs to keep and process information about Executive for employment purposes (the “Personal Data”). The Personal Data held and processed by the Employer will be used for the Employer’s management and administrative use only. The Employer shall keep and process the Executive’s Personal Data to be able to pursue its business activities and manage its contractual relationship with Executive effectively, lawfully and appropriately, both during the employment relationship under this Employment Agreement and after its end. The holding and processing of Executive’s Personal Data by Employer is required in particular for Employer to be able (i) to comply with its obligations under this Employment Agreement and towards other employees, (ii) to comply with any legal requirements imposed on Employer, (iii) to pursue its legitimate interests and (iv) as the case may be, to protect Employer's legal position in the event of legal proceedings. While holding and processing Personal Data, Employer shall at all times comply with the data protection principles set out in the Swiss Federal Act on Data Protection and the European General Data Protection Regulation. Further information on the Personal Data held and processed by Employer and Executive's rights in relation thereto shall be available upon request addressed to Employer's human resources department.

28.	Severability

Subject to Section 14.4, if any provision of this Employment Agreement is held invalid or unenforceable, the remainder of this Employment Agreement will nevertheless remain in full force and effect.  If any provision is held invalid or unenforceable with respect to particular circumstances, it will nevertheless remain in full force and effect in all other circumstances.

29.	Headings

The headings in this Employment Agreement are inserted for convenience only; are not part of this Employment Agreement, will not in any manner affect the meaning of this Employment Agreement or any paragraph, term, and/or provision of this Employment

EXECUTION VERSION

Agreement; and will not be deemed or interpreted to be a part of this Employment Agreement for any purpose.

30.	Construction

The language of this Employment Agreement will, for any and all purposes, be construed as a whole, according to its fair meaning, not strictly for or against Executive, on the one hand, or Employer, on the other hand, and without regard to the identity or status of any person or persons who drafted all or any part of this Employment Agreement.

31.	No Waiver

No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Employment Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy.  No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor will any waiver constitute a continuing waiver unless the writing so specifies.

32.	Warranty and Freedom to Contract

Executive warrants that he is under no disability that would prevent Executive from entering into this Employment Agreement and from complying with all of its provisions to their fullest extent.  If Executive is enjoined or otherwise prevented by judicial or administrative determination from complying with the terms of this Employment Agreement, then Employer may terminate this Employment Agreement and Executive's employment immediately without incurring any future liability, and for purposes of Section 9 such termination will be for Cause.

33.	Execution in Counterparts

This Employment Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

34.	Faxed or Photocopied Signatures

A faxed or photocopied signature will have the same effect as an original signature.

35.	Right to Counsel

The undersigned Executive has read the foregoing Employment Agreement and has taken the time necessary to review completely and fully understand it.  The undersigned Executive has had the unrestricted right and opportunity to have each and every paragraph, term, and provision of the foregoing Employment Agreement and each and every result and consequence of its execution by the undersigned Executive fully explained to Executive by legal counsel selected and retained solely by Executive.

EXECUTION VERSION

36.	Clawback Policies

All amounts payable under this Employment Agreement or otherwise by Employer to the Executive shall be subject to the terms of Employer's "clawback" policies as in effect from time to time.

[signature page follows]

EXECUTION VERSION

The undersigned fully understands the foregoing Employment Agreement, accepts, and agrees to each and every paragraph, term, and provision contained in it, and fully accepts and agrees to it as binding Executive for any and all purposes whatsoever.

Employer: QUOTIENT LIMITED

By:	/s/ Heino von Prondzynski
Heino von Prondzynski
Chairman of the Board

Executive:
By:	/s/ Manuel O. Mendez
Manuel O. Méndez

EXECUTION VERSION

SCHEDULE 1

BONUS AND EQUITY GRANT

1.

Discretionary Bonus.  During the Employment Term, in addition to the Base Compensation, for each fiscal year of Employer ending during the Employment Term, Executive shall have the opportunity to receive an annual ex gratia cash bonus, which may be awarded in Employer's sole discretion, in an amount equal to up to one hundred percent (100%) of the Base Compensation (the "Discretionary Bonus") then in effect.  The Discretionary Bonus shall be based on annual performance criteria and the achievement of personal objectives by Executive, which shall be mutually agreed upon by Employer and the Board and assessed by the Board in its sole discretion.  The Discretionary Bonus shall be paid to Executive as soon as practicable, but in no event later than 120 days following the fiscal year to which it relates. The Discretionary Bonus shall be paid to the Executive only if the Executive is employed by Employer on the date of payment. With respect to the 2022 fiscal year of Employer, the amount of Executive's Discretionary Bonus shall be no less than eighty percent (80%) of Executive's Base Compensation.

2.

Make-Whole Payment. On the Commencement Date, subject to Employer's receipt of documentation substantiating the two million U.S. Dollar ($2,000,000) obligation owed by Executive to Quest Diagnostics (the "Quest Obligation"), Employer shall make a lump sum payment of two million U.S. Dollars ($2,000,000) (net of applicable withholding taxes) to Quest Diagnostics in satisfaction of the Quest Obligation. Employer shall indemnify Executive on a grossed up basis, which indemnity shall include Employer being responsible for and remitting applicable withholding taxes. Executive shall use reasonable best efforts to obtain a refund of taxes with respect to the two million U.S. Dollar ($2,000,000) payment Executive received from Quest Diagnostics giving rise to the Quest Obligation and Executive shall pay to Employer the amount of any such refund. Notwithstanding the foregoing, if Executive's employment is terminated under Section 9.2 of the Employment Agreement or if Executive terminates his employment without Good Reason (as defined under Section 9.5 of the Employment Agreement) on or prior to March 31, 2023, Executive shall repay to the Employer the entire amount of payment (including the amount of applicable withholding taxes) made by Employer under this Section 2 of this Schedule 1 to the Employment Agreement immediately following such termination.

3.

Make-Whole Bonus Payment. If Executive forfeits the nine hundred sixty thousand U.S. Dollar ($960,000) cash bonus due to him by Quest Diagnostics as of March 31, 2021, the Employer shall pay Executive a lump sum amount equal to nine hundred sixty thousand U.S. Dollars ($960,000), provided, however, that, such payment shall be subject to Executive's provision to Employer of documentation substantiating such forfeiture. If the Executive does not forfeit the nine hundred sixty thousand U.S. Dollar ($960,000) cash bonus due to him by Quest Diagnostics as of March 31, 2021, no payment shall be made to Executive by the Employer under this Section 3 of this Schedule 1 to the Employment Agreement.

1.

Sch. 1-1

EXECUTION VERSION

4.	Sign-On Payment. On the Commencement Date, the Employer shall pay Executive a lump sum amount equal to one million sixty five thousand U.S. Dollars ($1,065,000).
5.	Sign-On Equity Grant. Effective as of the Commencement Date, Executive shall be granted:
(a)

Restricted stock units with respect to shares of the Employer having a fair market value as of the date of grant equal to three million three hundred thirty three thousand three hundred thirty three U.S. Dollars ($3,333,333) (the "Sign-On RSUs"). Fifty percent (50%) of the Sign-On RSUs shall vest on the first anniversary of the date of grant, and twenty five percent (25%) of the Sign-On RSUs shall vest on each of the second and third anniversaries of the date of grant, provided, however, that, except as provided under Section 9.1 of the Employment Agreement, any Sign-On RSUs not vested shall be forfeited upon termination of Executive's employment.

(b)

Share options with respect to shares of the Employer having a fair market value as of the date of grant equal to one million six hundred sixty six thousand six hundred sixty seven U.S. Dollars ($1,666,667) and an exercise price per share equal to the fair market value of a share of the Employer on the date of grant (the "Sign-On Share Options"). The Sign-On Share Options shall vest in three equal installments on each of the first, second, and third anniversaries of the date of grant, provided, however, that, except as provided under Section 9.1 of the Employment Agreement, any Sign-On Share Options not vested shall be forfeited upon termination of Executive's employment.

6.	Annual Grants. On or about the Commencement Date and each anniversary of the Commencement Date thereafter during the Employment Term, Executive shall be granted:
(a)

Restricted stock units with respect to shares of the Employer having a fair market value as of the date of grant equal to six hundred thousand U.S. Dollars ($600,000) (the "Annual RSUs"). The Annual RSUs shall vest in three equal installments on each of the first, second, and third anniversaries of the date of grant, provided, however, that, except for the accelerated vesting provisions as provided under Section 9.1 of the Employment Agreement, any Annual RSUs not vested shall be forfeited upon termination of Executive's employment.

(b)

Share options with respect to shares of the Employer having a fair market value as of the date of grant equal to four hundred thousand U.S. Dollars ($400,000) and an exercise price per share equal to the fair market value of a share of the Employer on the date of grant (the "Annual Share Options"). The Annual Share Options shall vest in three equal installments on each of the first, second, and third anniversaries of the date of grant, provided, however, that, except as provided under Section 9.1 of the Employment Agreement, any Annual Share Options not vested shall be forfeited upon termination of Executive's employment.

Sch. 1-2

EXECUTION VERSION

(c)

Performance restricted stock units with respect to shares of the Employer having a target fair market value as of the date of grant equal to one million U.S. Dollars ($1,000,000) (the "Annual PSUs"). The Annual PSUs shall vest on third anniversary of the date of grant up to a maximum of 150% of the target fair market value of such Annual PSUs based on the level of achievement of performance goals and financial targets jointly agreed by Employer and Executive, provided, however, that, except as provided under Section 9.1 of the Employment Agreement, any Annual PSUs not vested shall be forfeited upon termination of Executive's employment.

Sch. 2-1

EXECUTION VERSION

SCHEDULE 2

EXISTING INVENTIONS

N/A

Sch. 2-2